Exhibit 10.42
CHANGE IN CONTROL AND SEVERANCE AGREEMENT
(As amended and restated effective as of December 31, 2008)
THIS Amended and Restated Agreement made as of the 31st day of December, 2008, by and between Aqua America, Inc., a Pennsylvania corporation (“Aqua America”), formerly known as Philadelphia Suburban Corporation, and Nicholas DeBenedictis (the “Executive”).
WHEREAS, the Executive is presently employed by Aqua America, as its Chairman, Chief Executive Officer;
WHEREAS, Aqua America considers it essential to foster the employment of well-qualified, key management personnel, and, in this regard, the board of directors of Aqua America recognizes that, as is the case with many publicly-held corporations such as Aqua America, the possibility of a change in control of Aqua America may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of Aqua America and its subsidiaries;
WHEREAS, the board of directors of Aqua America has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of management of Aqua America and its subsidiaries to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of Aqua America, although no such change is now contemplated;
WHEREAS, in order to induce the Executive to remain in the employ of Aqua America or its subsidiaries, for which the Executive provides key executive services, Aqua America previously entered into an Agreement, to provide the Executive with certain compensation in the event that the Executive’s employment is terminated subsequent to a “Change in Control” (as defined in Section 1 hereof) of Aqua America as a cushion against the financial and career impact on the Executive of any such Change in Control;
WHEREAS, the Agreement has been amended from time to time with the mutual consent of Aqua America and the Executive;
WHEREAS, Aqua America and the Executive wish to amend and restate the Agreement at this time to comply with section 409A of the Code (as defined below) and the final regulations issued thereunder, to make such other changes as set forth herein and to incorporate a severance benefit provided under a letter agreement with the Executive dated May 20, 1992.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be amended and restated to read as follows effective January 1, 2009:
1. Definitions. For all purposes of this Agreement, the following terms shall have the meanings specified in this Section unless the context clearly otherwise requires:
(a) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(b) “Base Compensation” shall mean the Executive’s current base annual salary, plus the greater of the Executive’s target bonus for the year in which the Executive incurs a Termination of Employment, or the last actual bonus paid to the Executive under the Annual Cash Incentive Compensation Plan (or any successor plan maintained by Aqua America), in all capacities with Aqua America and its Subsidiaries or Affiliates. The Executive’s Base Compensation shall be determined prior to reduction for salary deferred by the Executive under any deferred compensation plan of Aqua America and its Subsidiaries or Affiliates, or otherwise.
(c) A Person shall be deemed the “Beneficial Owner” of any securities: (i) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange; (ii) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including without limitation pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this clause (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or (iii) that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to clause (ii) above) or disposing of any voting securities of Aqua America; provided, however, that nothing in this Section 1(c) shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.
(d) “Board” shall mean the board of directors of Aqua America.
(e) “Cause” shall mean the Executive’s willful failure to perform or observe any of his employment duties or to comply with the lawful directives of the Board after notice and reasonable opportunity to cure said failure; dishonesty; or conviction of a crime involving moral turpitude.
(f) “Change in Control” shall mean:
(i) any Person (including any individual, firm, corporation, partnership or other entity except Aqua America, any subsidiary of Aqua America, any employee benefit plan of Aqua America or of any subsidiary, or any Person or entity organized, appointed or established by Aqua America for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the Beneficial Owner in the aggregate of 20% or more of the Common Stock of Aqua America then outstanding;
(ii) during any twenty-four month period, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by Aqua America’s shareholders, of at least seventy-five percent of the directors who were not directors at the beginning of such period was approved by a vote of at least seventy-five percent of the directors in office at the time of such election or nomination who were directors at the beginning of such period; or
(iii) there occurs a sale of 50% or more of the aggregate assets or earning power of Aqua America and its subsidiaries, or its liquidation is approved by a majority of its shareholders or Aqua America is merged into or is merged with an unrelated entity such that following the merger the shareholders of Aqua America no longer own more than 50% of the resultant entity.

Notwithstanding anything in this subsection 1(f) to the contrary, a Change in Control shall not be deemed to have taken place under clause (f)(i) above if (i) such Person becomes the beneficial owner in the aggregate of 20% or more of the Common Stock of Aqua America then outstanding as a result, in the determination of a majority of those members of the Board of Directors of Aqua America in office prior to the acquisition, of an inadvertent acquisition by such Person if such Person, as soon as practicable, divests itself of a sufficient amount of its Common Stock so that it no longer owns 20% or more of the Common Stock then outstanding, or (ii) such Person becomes the beneficial owner in the aggregate of 20% or more of the Common Stock of Aqua America outstanding as a result of an acquisition of common stock by Aqua America which, by reducing the number of common stock outstanding, increases the proportionate number of shares of common stock beneficially owned by such Person to 20% or more of the shares of common stock then outstanding; provided, however that if a Person shall become the beneficial owner of 20% or more of the shares of common stock then outstanding by reason of common stock purchased by Aqua America and shall, after such share purchases by Aqua America become the beneficial owner of any additional shares of common stock, then the exemption set forth in this clause shall be inapplicable.
(g) “Equity Compensation Plan” shall mean Aqua America’s 1994 Equity Compensation Plan, and its predecessors and successors.
(h) “Good Reason Termination” shall mean a Termination of Employment initiated by the Executive upon one or more of the following occurrences:
(i) any failure of Aqua America or their successor(s) to comply with and satisfy any of the terms of this Agreement;
(ii) any significant involuntary reduction of the authority, duties, responsibilities or reporting relationships held by the Executive immediately prior to the Change in Control;
(iii) any involuntary removal of the Executive from the employment grade, compensation level or officer positions which the Executive holds with Aqua America or, if the Executive is employed by a Subsidiary, with a Subsidiary, held by him immediately prior to the Change in Control, except in connection with promotions to higher office;
(iv) any involuntary reduction in the Executive’s target level of annual and long-term compensation as in effect immediately prior to the Change in Control;

(v) any transfer of the Executive, without his express written consent, to a location which is outside the Bryn Mawr, Pennsylvania area by more than 50 miles, other than on a temporary basis (less than 6 months);
(vi) the Executive being required to undertake business travel to an extent substantially greater than the Executive’s business travel obligations immediately prior to the Change in Control; or
(vii) the Executive determines, in his sole discretion, at any time within 12 months after the Change in Control, that circumstances have changed with respect to Aqua America, and that he is no longer able to effectively perform his duties and responsibilities.
(i) “Normal Retirement Date” shall mean the first day of the calendar month coincident with or next following the Executive’s 65th birthday.
(j) “Subsidiary” shall mean any corporation in which Aqua America, directly or indirectly, owns at least a 50% interest or an unincorporated entity of which Aqua America, directly or indirectly, owns at least 50% of the profits or capital interests.
(k) “Termination Date” shall mean the date of receipt of the Notice of Termination described in Section 2 hereof or any later date specified therein, as the case may be.
(l) “Termination of Employment” shall mean the involuntary termination of the Executive’s actual employment relationship with Aqua America and any of its Subsidiaries that actually employ the Executive.
2. Notice of Termination. Any Termination of Employment following a Change in Control shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 16 hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific provision in this Agreement relied upon, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for the Executive’s Termination of Employment under the provision so indicated, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).
3. Severance Compensation Prior to a Change in Control. The severance benefits provided to the Executive pursuant to the terms of a letter agreement dated May 20, 1992 are hereby replaced by the severance benefits provided under this Agreement. Subject to Section 25 hereof, in the event of the Executive’s Termination of Employment for any reason other than disability, death, or for Cause, Aqua America shall pay to the Executive a single lump sum cash payment equal to the Executive’s annual base salary at the Termination Date, excluding any bonus, subject to required employment taxes and deductions. Such payment shall be made to the Executive within 60 days following the Executive’s Termination of Employment.

4. Severance Compensation Upon a Change in Control.
(a) Subject to the provisions of Section 13 and Section 25 hereof, in the event of the Executive’s involuntary Termination of Employment for any reason other than Cause or in the event of a Good Reason Termination, in either event within two years after a Change in Control, Aqua America shall pay to the Executive, upon the execution of a release in the form required by Aqua America of its terminating executives prior to the Change in Control, a single lump sum cash payment equal to three times the Executive’s Base Compensation, plus a pro-rata share of the Executive’s target bonus under Aqua America’s Annual Cash Incentive Compensation Plan (or any successor plan maintained by Aqua America) based on the portion of the calendar year elapsed at the time of the Executive’s Termination of Employment, subject to required employment taxes and deductions. Such payment shall be made to the Executive within 60 days following the Executive’s Termination of Employment.
(b) Notwithstanding the foregoing, the amount of any payment to which the Executive becomes entitled to receive under this Section 4, prior to any adjustment made pursuant to Section 5, shall be reduced by any severance benefit owed to the Executive pursuant to Section 3.
5. Other Payments and Benefits. The payment due under Section 4 hereof shall be in addition to and not in lieu of any payments or benefits due to the Executive under any other plan, policy or program of Aqua America and its Subsidiaries or Affiliates; provided, however, that an Executive shall not be eligible for benefits under any severance or stay-on bonus plan maintained by Aqua America, or any of its Subsidiaries or Affiliates, if the Executive is entitled to receive benefits under this Agreement as a result of a Termination of Employment. In addition, if the Executive is entitled to a payment under Section 4 hereof, the Executive shall be entitled to
(a) an amount equal to (i) thirty-six (36) months of the COBRA rate in effect at the Executive’s Termination of Employment, plus (ii) an additional amount which, after reduction for applicable income and employment taxes owed with respect to such additional amount, equals the income and employment taxes payable with respect to the amount described in clause (i), which shall be paid in a single lump sum at the time the benefit under Section 4 is paid,

(b) fully-paid executive level reasonable outplacement services from the provider of the Executive’s choice for 12 months following the Termination Date. All reimbursements paid to the Executive for purposes of outplacement services shall be made or provided in accordance with the requirements of Treas. Reg. §1.409A-1(b)(9)(v)(A), and
(c) a transfer, without requiring a cash payment from him, of any life insurance policy maintained by Aqua America on his life or any rights the Company may have pursuant to a split dollar life insurance agreement.
6. Restrictive Covenant.
(a) In exchange for the payments and benefits provided under Section 4 and 5 of this Agreement upon a Change in Control, for a period of 12 months after the Termination Date, the Executive agrees that he will not, unless acting pursuant with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged in a geographic area within 25 miles of any location from which Aqua America or any of its Subsidiaries is operating on the Termination Date (the “Geographic Area”), in any business that is competitive to a business from which Aqua America and any of its Subsidiaries, taken as a whole, derived at least ten percent of its respective annual gross revenues for the twelve (12) months preceding the Termination Date. It is recognized by the Executive that the business of Aqua America and its Subsidiaries and the Executive’s connection therewith is or will be involved in activity throughout the Geographic Area, and that more limited geographical limitations on this non-competition covenant are therefore not appropriate. The foregoing restriction shall not be construed to prohibit the ownership by the Executive of less than one percent of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither the Executive nor any group of persons including the Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

(b) The Executive acknowledges that the restrictions contained in paragraph (a) are reasonable and necessary to protect the legitimate interests of Aqua America and its Subsidiaries and Affiliates, and that any violation of those provisions will result in irreparable injury to Aqua America. The Executive represents that his experience and capabilities are such that the restrictions contained in paragraph (a) will not prevent the Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as is the case as of the date hereof. The Executive agrees that Aqua America shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, which right shall be cumulative and in addition to any other rights or remedies to which Aqua America may be entitled. In the event that any of the provisions of paragraph (a) should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.
7. Trust Fund. Aqua America sponsors an irrevocable trust fund pursuant to a trust agreement to hold assets to satisfy its obligations to the Executive under this Agreement. Funding of such trust fund shall be subject to the discretion of Aqua America’s President, as set forth in the agreement pursuant to which the fund has been established.
8. Enforcement.
(a) In the event that Aqua America shall fail or refuse to make payment of any amounts due the Executive under Sections 3, 4 and 5 hereof within the respective time periods provided therein, Aqua America shall pay to the Executive, in addition to the payment of any other sums provided in this Agreement, interest, compounded daily, on any amount remaining unpaid from the date payment is required under Section 3, 4 or 5, as appropriate, until paid to the Executive, at the rate from time to time announced by PNC Bank as its “prime rate” plus 1%, each change in such rate to take effect on the effective date of the change in such prime rate.
(b) It is the intent of the parties that the Executive not be required to incur any expenses associated with the enforcement of his rights under this Agreement by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, Aqua America shall pay the Executive the amount necessary to reimburse the Executive in full for all reasonable expenses (including all attorneys’ fees and legal expenses) incurred by the Executive in enforcing any of the obligations of Aqua America under this Agreement within five business days following the Executive’s request for the reimbursement.

9. No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.
10. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by Aqua America, or any of its Subsidiaries or Affiliates, and for which the Executive may qualify.
11. No Set-Off. Aqua America’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Aqua America may have against the Executive or others.
12. Taxes. Any payment required under this Agreement shall be subject to all requirements of the law with regard to the withholding of taxes, filing, making of reports and the like, and Aqua America shall use its best efforts to satisfy promptly all such requirements.
13. Certain Conditional Payments.
(a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by Aqua America to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive shall, subject to subsection (b) below, be paid an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence (or, if greater, the state and locality in which the Executive is required to file a nonresident income tax return with respect to the Payment) on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(b) If the total Payment to the Executive does not exceed the largest amount payable to the Executive without causing an “excess parachute payment” within the meaning of Section 280G of the Code (the “Capped Amount”) by more than 10%, the total Payment shall be reduced or limited to the Capped Amount and no Gross-Up Payment shall be made to the Executive pursuant to subsection (a) above; provided, however, that the reduction described in this subsection (b) shall be made only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. The Company shall reduce the Payments under this Agreement by first reducing Payments that are not payable in cash and then by reducing cash Payments. Any Payment reductions made pursuant to this subsection (b) shall be nondiscretionary and made in the manner that (i) least reduces economic value to the Executive and (ii) amounts payable at different times with the same value shall be reduced pro-rata. Only amounts payable under this Agreement shall be reduced pursuant to this subsection (b).
(c) All determinations to be made under this Section 13 shall be made by Aqua America’s independent public accountant immediately prior to the Change in Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to Aqua America and the Executive within 10 days of the event triggering the “excess parachute payment” within the meaning of Section 280G of the Code. Any such determination by the Accounting Firm shall be binding upon Aqua America and the Executive. Within five days after the Accounting Firm’s determination, Aqua America shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement.
(d) The Executive shall notify Aqua America in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Aqua America of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise Aqua America of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to Aqua America (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Aqua America notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
(i) give Aqua America any information reasonably requested by Aqua America relating to such claim,
(ii) take such action in connection with contesting such claim as Aqua America shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney mutually agreed to by the Executive and Aqua America,

(iii) cooperate with Aqua America in good faith in order to effectively contest such claim, and
(iv) permit Aqua America to participate in any proceedings relating to such claim;
provided, however, that Aqua America shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 13, Aqua America shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a termination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Aqua America shall determine; provided, however, that if Aqua America directs the Executive to pay such claim and sue for a refund Aqua America shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Aqua America’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e) If, after the receipt by the Executive of an amount advanced by Aqua America pursuant to this Section, the Executive receives any refund with respect to such claim, the Executive shall (subject to Aqua America’s complying with the requirements of subsection (a)) promptly pay to Aqua America the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by Aqua America pursuant to this Section, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Aqua America does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid as a result of the final determination.
(f) All of the fees and expenses of the Accounting Firm in performing the determinations referred to above shall be borne solely by Aqua America. Aqua America agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.
(g) Any Gross-Up Payment shall be paid on the date described above, but no later than the date on which the Company remits the related taxes to the taxing authorities, in accordance with Treas. Reg. §1.409A-3(i)(1)(v).
14. Term of Agreement. The term of this Agreement shall be indefinite until Aqua America notifies the Executive in writing that this Agreement will not be renewed at least sixty days prior to the proposed termination; provided, however, that (i) after a Change in Control during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired, and (ii) this Agreement shall terminate if, prior to a Change in Control, the employment of the Executive with Aqua America and its Subsidiaries, as the case may be, shall terminate for any reason; provided, however, that if a Change in Control occurs within 18 months after (a) the Executive’s termination incurred for any reason other than a voluntary resignation or retirement (a Good Reason Termination shall not be deemed voluntary) or termination for Cause or (b) the termination of this Agreement, the Executive shall be entitled to all of the terms and conditions of this Agreement as if the Executive’s termination had occurred on the date of the Change in Control. Notwithstanding the foregoing, the severance benefits provided under Section 3 of this Agreement shall survive the termination of the remainder of this Agreement, to the extent applicable.

15. Successor Company. Aqua America shall require any successor or successors (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of Aqua America or of any of its Subsidiaries that actually employ the Executive, by agreement in form and substance satisfactory to the Executive, to acknowledge expressly that this Agreement is binding upon and enforceable against the successor or successors, in accordance with the terms hereof, and to become jointly and severally obligated with Aqua America to perform this Agreement in the same manner and to the same extent that Aqua America would be required to perform if no such succession or successions had taken place. Failure of Aqua America to notify the Executive in writing as to such successorship, to provide the Executive the opportunity to review and agree to the successor’s assumption of this Agreement or to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, Aqua America shall mean Aqua America respectively, and its Subsidiaries as hereinbefore defined and any such successor or successors to their business and/or assets, jointly and severally.
16. Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:
If to Aqua America, to:
Aqua America, Inc.
762 W. Lancaster Avenue
Bryn Mawr, PA 19010-3489
Attention: Chairman, Executive Compensation Committee
If to the Executive, to:
Mr. Nicholas DeBenedictis

or to such other names or addresses as Aqua America or the Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section; provided, however, that if no such notice is given by Aqua America following a Change in Control, notice at the last address of Aqua America or to any successor pursuant to Section 16 hereof shall be deemed sufficient for the purposes hereof. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.
17 Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.
18. Contents of Agreement, Amendment and Assignment. This Agreement supersedes all prior agreements, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by Aqua America’s Executive Compensation and Employee Benefits Committee, or its successor, and signed by the parties hereto. The provisions of this Agreement may require a variance from the terms and conditions of certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof in order to obtain the maximum benefits for the Executive. It is the specific intention of the parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by Aqua America or the Board.
19. No Right to Continued Employment. Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of Aqua America or any of its Subsidiaries.
20. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Aqua America hereunder shall not be assignable in whole or in part.
21. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

22. Remedies Cumulative; No Waiver. No right conferred upon the Executive by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Executive in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.
23. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
24. Arbitration. In the event of any dispute under the provisions of this Agreement other than a dispute in which the sole relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Bryn Mawr, Pennsylvania, in accordance with the National Rules for the Settlement of Employment Disputes of the American Arbitration Association, before one arbitrator who shall be an executive officer or former executive officer of a publicly traded corporation, selected by the parties. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Aqua America shall be responsible for all of the fees of the American Arbitration Association and the arbitrator and any expenses relating to the conduct of the arbitration (including reasonable attorneys’ fee`s and expenses).
25. Section 409A of the Code.
(a) Compliance. This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, all payments to be made upon a Termination of Employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Executive, directly or indirectly, designate the calendar year of any payments to be made to him under this Agreement. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Treas. Reg. §1.409A-3(i)(1)(iv), including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(b) Payment Delay. If at the time of the Executive’s Termination of Employment, the Executive is a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of Aqua America in accordance with Aqua America’s “specified employee” determination policy), then all cash payments to the Executive pursuant to this Agreement shall be postponed for a period of six (6) months following the Executive’s Termination of Employment. The postponed amounts shall be paid in a lump sum to the Executive within fifteen (15) days following the date that is six (6) months following the Executive’s Termination of Employment, and any amount payable to the Executive after the expiration of such six (6) month period under this Agreement shall continue to be paid to the Executive in accordance with the terms of this Agreement. If the Executive dies during such six-month period and prior to the payment of the postponed cash amounts hereunder, the amounts delayed on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within fifteen (15) days after the Executive’s death, and any amounts not delayed shall be paid to the personal representative of the Executive’s estate in accordance with the terms of this Agreement. If any cash payments payable pursuant to this Agreement are delayed due to the requirements of Section 409A of the Code, interest, compounded daily, shall be added to such payments during the deferral period at the rate from time to time announced by PNC Bank as its “prime rate” plus 1%, each change in such rate to take effect on the effective date of the change in such prime rate.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

ATTEST:		AQUA AMERICA, INC

/s/ Maria Gordiany		By:	/s/ Roy H. Stahl

Title:	Assistant Secretary		Title: Chief Administrative Officer

EXECUTIVE

/s/ Mary Ellen Callaghan		/s/ Nicholas DeBenedictis

Witness		Nicholas DeBenedictis